Free Writing Prospectus

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated December 3, 2018

To the Prospectus dated February 23, 2017

Registration Statement No. 333-216211

Moody’s Corporation

Pricing Term Sheet

December 3, 2018

Issuer:	Moody’s Corporation
Trade Date:	December 3, 2018
Settlement Date:	December 17, 2018 (T+10)
Ratings:*	BBB+ by Standard & Poor’s Rating Services BBB+ by Fitch Ratings

4.250% Senior Notes due 2029 (the “2029 Notes”)

Principal Amount:	$400,000,000
Maturity Date:	February 1, 2029
Coupon:	4.250%
Benchmark Treasury:	3.125% due November 15, 2028
Benchmark Treasury Price and Yield:	101 - 04 / 2.993%
Spread to Benchmark Treasury:	+ 135 basis points
Yield to Maturity:	4.343%
Public Offering Price:	99.249%
Interest Payment Dates:	February 1 and August 1, commencing February 1, 2019
Make-whole Call:	Callable at any time at the greater of par and the make whole redemption price (Treasury plus 25 basis points)
Par Call:	Callable on or after November 1, 2028, the date that is three months prior to the Maturity Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed
CUSIP/ISIN:	615369 AP0 / US615369AP01

4.875% Senior Notes due 2048 (the “2048 Notes”)

Principal Amount:	$400,000,000
Maturity Date:	December 17, 2048
Coupon:	4.875%
Benchmark Treasury:	3.000% due August 15, 2048
Benchmark Treasury Price and Yield:	94 - 21 / 3.283%
Spread to Benchmark Treasury:	+ 170 basis points
Yield to Maturity:	4.983%
Public Offering Price:	98.328%
Interest Payment Dates:	June 17 and December 17, commencing June 17, 2019
Make-whole Call:	Callable at any time at the greater of par and the make whole redemption price (Treasury plus 30 basis points)
Par Call:	Callable on or after June 17, 2048, the date that is six months prior to the Maturity Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed
CUSIP/ISIN:	615369 AQ8 / US615369AQ83

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc.
Lead Managers:	MUFG Securities Americas Inc. TD Securities (USA) LLC
Co-Managers:

Citizens Capital Markets, Inc.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

Loop Capital Markets LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Mischler Financial Group, Inc.

The Williams Capital Group, L.P.

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*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the 2029 Notes and 2048 Notes (collectively, the “Notes”) will be made to investors on or about December 17, 2018, which will be the tenth business day following the date of pricing of the Notes (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before the delivery of the Notes will be required, by virtue of the fact that the Notes will initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before their date of delivery should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC (1-212-834-4533), Barclays Capital Inc. (1-888-603-5847), Citigroup Global Markets Inc. (1-800-831-9146) or Merrill Lynch, Pierce, Fenner & Smith Incorporated (1-800-294-1322).

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.